EXHIBIT 1.2

               CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER
                                   OF
                      COMMONWEALTH EQUITIES, INC.


COMMONWEALTH EQUITIES, INC., a corporation organized under the laws of the State of Delaware, the Certificate of Incorporation of which was filed in the Office of the Secretary of State on the tenth day of February A.D. 1971, the charter of which was voided for nonpayment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     (1)  The name of this corporation is:

                  COMMONWEALTH EQUITIES, INC.

     (2) Its registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent is CORPORATE AGENTS, INC.

     (3) The date when the restoration, renewal, and revival of the charter of this company is to commence is the twenty-eighth day of February , A.D., 1975, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

     (4) This corporation was duly organized and carried on the business authorized by its charter until the first day of March, A.D., 1975, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, COMMONWEALTH EQUITIES, INC. has caused this Certificate to be signed by Alvin
N. Roth this 8th day of August, A.D. 1995.



                                   /s/ Alvin N. Roth
                                   ____________________________________